Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-11 of our report dated February 24, 2015, relating to the financial statements and financial statement schedule of Gladstone Land Corporation, which appears in Gladstone Land Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014.

We also consent to the incorporation by reference in this Registration Statement on Form S-11 of our report dated March 6, 2015 relating to the historical statement of revenues of Espinosa Road, which appears in Gladstone Land Corporation’s Current Report on Form 8-K dated January 9, 2015, and filed March 6, 2015.

We also consent to the incorporation by reference in this Registration Statement on Form S-11 of our report dated November 3, 2014, relating to the historical statement of revenues and certain operating expenses of Santa Clara Avenue, which appears in Gladstone Land Corporation’s Current Report on Form 8-K dated November 3, 2014, and filed November 3, 2014.

We also consent to the incorporation by reference in this Registration Statement on Form S-11 of our report dated December 20, 2013, relating to the historical summary of revenue and certain operating expenses of Natividad Road, which appears in Gladstone Land Corporation’s Current Report on Form 8-K dated October 25, 2013, and filed December 20, 2013.

We also consent to the use in this Registration Statement on Form S-11 of Gladstone Land Corporation of our report dated September 18, 2012, relating to the historical summary of revenue of Colding Loop Road Wimauma, LLC, which appears in such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

McLean, VA

April 27, 2015